News Release

Amkor Announces Appointment of New Chief Financial Officer

TEMPE, Ariz. - September 12, 2016 - Amkor Technology, Inc. (Nasdaq: AMKR), a leading outsourced semiconductor packaging and test service provider, today announced that Megan Faust, Amkor’s Senior Vice President, Corporate Controller since 2013, has been appointed Corporate Vice President and Chief Financial Officer. Ms. Faust succeeds Joanne Solomon, who has left the Company to pursue other opportunities.
“We are pleased to announce Megan’s appointment as our new CFO,” said Steve Kelley, Amkor's president and chief executive officer. “She has the right skills and deep experience with Amkor to lead our global finance organization.”
“I also want to thank Joanne for her dedication and many contributions to Amkor over the years, and wish her continued success in the future,” noted Kelley.
Ms. Faust joined Amkor in 2005 and brings more than 20 years of finance and accounting experience to her new position as CFO, including her service as Corporate Controller of Amkor since 2010. Prior to joining Amkor, Ms. Faust served as an auditor with KPMG, LLP for 10 years. She holds an MBA from Arizona State University, a BS in Accountancy from Northern Arizona University and is a Certified Public Accountant in Arizona.
About Amkor Technology, Inc.
Amkor Technology, Inc. is one of the world’s largest providers of outsourced semiconductor packaging and test services. Founded in 1968, Amkor pioneered the outsourcing of IC packaging and test, and is now a strategic manufacturing partner for more than 250 of the world’s leading semiconductor companies, foundries and electronics OEMs. Amkor’s operating base includes more than 8 million square feet of floor space, with production facilities, product development centers, and sales and support offices located in key electronics manufacturing regions in Asia, Europe and the U.S. For more information, visit www.amkor.com.

Amkor Contact
Greg Johnson
Vice President, Finance and Investor Relations
480-786-7594
greg.johnson@amkor.com